NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Reports

First Quarter 2007 Earnings

ST. LOUIS, January 25, 2007 — The Laclede Group (NYSE: LG) today released earnings results for the first quarter of its fiscal year 2007.

Consolidated earnings for the quarter ended December 31, 2006 were $19.1 million compared to $26.2 million for the same period last year. The decrease in Laclede Group’s earnings is largely attributable to lower margins on sales of natural gas made in Gulf Coast markets, as market volatility in that region stabilized from the unprecedented levels experienced a year ago. Earnings per share were $.89 for the first quarter this year compared to $1.23 for the quarter ended December 31, 2005.

Earnings reported by Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $15.7 million, down $4.5 million compared to last year. The Utility’s earnings declined primarily as a result of lower margins on sales of natural gas to entities outside of its traditional service area, as well as higher operating and depreciation expenses.

Laclede Energy Resources (LER), Laclede Group’s non-regulated natural gas commodity services provider, posted earnings that were $1.6 million lower compared to the same period last year. Despite higher wholesale sales volumes during the quarter this year, LER’s earnings were down due to lower margins as mentioned previously.

The results of SM&P Utility Resources, Laclede Group’s non-regulated underground facility locating and marking business, declined $.9 million compared with the same period last year. While revenues were higher, the earnings decline resulted from higher operating expenses, primarily due to growth and expansion.

For further details concerning The Laclede Group’s fiscal 2007 first quarter results, see the accompanying unaudited Statements of Consolidated Income.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

# # #

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended December 31,
	2006	2005

OPERATING REVENUES
Regulated
Gas distribution	$ 348,488	$ 411,401
Non-Regulated
Services	36,429	35,458
Gas marketing	153,467	241,332
Other	1,177	1,044
Total operating revenues	539,561	689,235

OPERATING EXPENSES
Regulated
Natural and propane gas	251,523	312,039
Other operation expenses	33,680	33,105
Maintenance	5,598	4,988
Depreciation and amortization	8,497	6,083
Taxes, other than income taxes	18,759	19,639
Total regulated operating expenses	318,057	375,854
Non-Regulated
Services	36,361	33,919
Gas marketing	147,668	232,474
Other	1,077	851
Total operating expenses	503,163	643,098
Operating Income	36,398	46,137
Other Income and (Income Deductions) – Net	3,303	1,285

Interest Charges:
Interest on long-term debt	5,626	5,643
Interest on long-term debt to unconsolidated affiliate trust	893	893
Other interest charges	3,434	2,123
Total interest charges	9,953	8,659
Income Before Income Taxes	29,748	38,763
Income Tax Expense	10,649	12,583
Net Income	19,099	26,180
Dividends on Redeemable Preferred Stock – Laclede Gas	12	12
Net Income Applicable to Common Stock	$ 19,087	$ 26,168

Average Number of Common Shares Outstanding	21,381	21,191
Basic Earnings Per Share of Common Stock	$ 0.89	$ 1.23
Diluted Earnings Per Share of Common Stock	$ 0.89	$ 1.23

3